Advance Nanotech Provides Positive Outlook in Special Letter to Shareholders

NEW YORK—May 1, 2007--Advance Nanotech, Inc. (OTCBB:AVNA), a leading provider of financing and support services to drive the commercialization of nanotechnology-related products for homeland security and display technologies, today announced that it has issued a Special Letter to Shareholders, signed by Executive Chairman Magnus Gittins and CEO Tony Goncalves. In addition to reporting on the current status of the Company, the letter offers management’s perspective on the Company’s future growth outlook.

Here is the text of the letter:

Dear Shareholder,

The year 2006 was transformational for Advance Nanotech. It was a year in which the Company launched its first product and generated both product and service revenues for the first time while garnering verbal validation and recognition from major government agencies and industry leaders. In addition, the Company made several high profile executive and board level appointments.

Our accomplishments in 2006, as summarized below, lay a solid foundation for growth in 2007. In order to understand where we hope to go, it will help to understand where we have been.

With respect to where we have been, the most important news is what we reported recently in our financial reports for the fourth quarter and fiscal year 2006. During that year, Advance Nanotech made the transition from a development stage company to a company with product sales and revenues. Two products from our pipeline went on the market:

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The TouristTM, produced by Owlstone Nanotechnology (a subsidiary of the Company), is a revolutionary micro-machined gas sensor. Following its successful launch, the TouristTM quickly developed a customer base across the defense and industrial process control industries. The Owlstone sensor technology, based on field asymmetric ion mass spectrometry (FAIMS), offers a combination of small size, sensitivity, portability, ruggedness, low power use and (in LonestarTM) wireless networking that is unmatched by competing products. The potential technology applications of the Owlstone product are virtually limitless, ranging from subways, airports and urban battlefield environments to homes, hospitals laboratories and industrial process manufacturing.

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The EnxureTM magnetic tagging system from Singular ID, in which Advance Nanotech has an 11.45% stake. In late 2006, Singular ID received repeat orders from Sanden International (Singapore) Pte Ltd for their entire compressor production over a twelve month period. Singular ID also was awarded ZDNet Asia's Breakthrough Award for its innovative technology to solve the pervasive crime of counterfeiting.

We began recording revenue from the TouristTM - which will soon be followed by the more powerful LonestarTM - in July 2007, and realized just over $560,000 for the full year (Singular ID’s revenues from the EnxureTM product, are excluded from Advance Nanotech results because of Advance Nanotech’s minority ownership status).

During 2006, we revised Advance Nanotech’s operating structure into two units, Advance Homeland Security and Advance Display Technologies, to sharpen the Company’s focus in developing new products and identifying markets for them. This structure has provided a clear focus on our core competencies and will have a continued positive impact on our results going forward.

Advance Nanotech’s growth strategy depends not just on new technologies but on new market opportunities and expanded capital resources as well. Much of the management team’s work in recent months has been directed toward strengthening the Company in these areas.

In March 2007, we made two appointments that added crucial marketing and financing experience and expertise to the Company. One was the naming of Paul S. Miller as special advisor to the CEO of Advance Nanotech and non-executive chairman of Advance Homeland Security, one of the Company’s two operating units. The other was the appointment of Douglas Zorn to Advance Nanotech’s Board of Directors.

Mr. Miller, former executive vice president and general counsel of Pfizer Inc., brings prodigious management experience and invaluable knowledge regarding the potential applications of nanotechnology in healthcare. Mr. Zorn, who has raised over $500 million in private and public equity over his 30-year career as a founder and financier of technology companies, will benefit the Company through both his business-building expertise and his connections within the finance community. He is the first of several independent outside directors that the Company plans to appoint in the near future.

To sum up the topic of where we’ve been, we would say that Advance Nanotech has built up a formidable combination of people and products. As to where we’re going, the short and sweet answer is upward. In the near term - this calendar year - we currently expect our consolidated revenues to total $4 million in 2007 (a number that we may surpass given additional capital to increase production capacity) although we anticipate recording a net loss for the year.

More game-changing technology is on the horizon. For example, in 2006, Advance Nanotech’s BiMAT technology, a field deployable bio-sensor being developed to rapidly identify infectious diseases, was selected to participate in FLUTEST, a $37.7 million European Commission supported program for the improved diagnosis and early warning systems for Avian Influenza, commonly referred to as "bird flu”. Participation from the European Commission has significantly shortened BiMAT's time-to-market.

Over the next 24 months, we hope to see the first revenue from one of our most significant products, a “nanodiamond” field emission display (FED) that offers a quantum leap in efficiency and cost-effectiveness over existing technologies such as LCDs and cathode-ray tubes.

In short, you can expect plenty of exciting news in 2007 and beyond. Advance Nanotech’s management is committed to delivering shareholder value through technologies that produce high-margin revenues. We believe our business model -- partnering with leading university research labs and focusing our energy on bringing their ideas to market - draws the maximum return from our skills and capital. The activity of the past year gives just a hint of what we believe is to come, in a future time frame measured not by years but by months.

We look forward to continuing to serve you, our shareholders, in 2007 and thank you for your valued support and loyalty.

Sincerely,

Magnus Gittins	Tony Goncalves
Executive Chairman	Chief Executive Officer

Forward-looking statements: This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-KSB and 10-KSB/A, recent and forthcoming Quarterly Reports on Form 10-QSB and 10-QSB/A, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

About Advance Nanotech

Advance Nanotech, Inc. identifies patented, patent-pending and proprietary technologies at leading universities and funds the additional development of such technologies in exchange for the exclusive rights to commercialize any resulting products. The company has interests in nanotechnologies that are grouped into two operating subsidiaries: Advance Display Technologies plc, which is listed on the PLUS-Quoted market in London (ADTP) and Advance Homeland Security plc.

By partnering with universities and leveraging the infrastructure and multi-disciplinary human resources of its university partners, Advance Nanotech reduces its cost base and mitigates risk. After prototypes are proven within the lab and the company develops a product roadmap and business plan, it forms majority-owned subsidiaries around the specific technology. It seeks to return value to shareholders through the sale or licensing of the technology, by securing additional financing for the subsidiary from either the venture capital community or the capital markets, or by successfully executing its business plan and consolidating its income as the majority shareholder. For more information on Advance Nanotech, please visit www.advancenanotech.com.

For more information, Contact:

Haris Tajyar
Managing Partner
Investor Relations International
818-382-9702
htajyar@irintl.com